Red Mountain Resources, Inc. 8-K

Exhibit 10.3

THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT DATED FEBRUARY 6, 2013 BETWEEN RED MOUNTAIN RESOURCES, INC., HYMAN BELZBERG, WILLIAM BELZBERG, CADDO MANAGEMENT, INC. AND INDEPENDENT BANK.

UNSECURED SUBORDINATED PROMISSORY NOTE
OF
RED MOUNTAIN RESOURCES, INC.

$ 500,000.00	February 6, 2013

FOR VALUE RECEIVED, the undersigned, RED MOUNTAIN RESOURCES, INC., a Florida corporation (“Borrower”), having an address at 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201, promises to pay to the order of HYMAN BELZBERG (“HB”), as to an undivided $187,500/$500,000, WILLIAM BELZBERG  (“WB”), as to an undivided $187,500/$500,000 and CADDO MANAGEMENT, INC., a Louisiana corporation as to an undivided $125,000/$500,000 (“Caddo”, and together with HB and WB, “Lender”), collectively, having an office for payment at: 9665 Wilshire Blvd., Suite M-10, Beverly Hills, CA 90212 (or such other place as the Lender may designate in writing), the principal amount up to and not to exceed FIVE HUNDRED THOUSAND United States Dollars (U.S. $500,000), to the extent advanced hereunder and then outstanding, with interest on the unpaid principal balance from the date of this Unsecured Subordinated Promissory Note (this “Promissory Note”), until paid, at the Interest Rate (as hereinafter defined) provided herein.

Simultaneously with the issue of this Promissory Note, the Borrower has repaid in full all obligations under and in respect of that certain Amended and Restated Senior Secured Promissory Note of Red Mountain Resources, Inc., dated December 10, 2012 (the “Original Note”), in the original principal amount of $6,000,000.00, which note was given by Borrower in favor of HB, WB, Caddo and RMS Advisors, Inc. (collectively, the “Original Lenders”) and the Original Lenders have executed a release of the liens which secured the Original Note in a form agreed to by the Borrower and the Original Lenders.  Simultaneously with the issue of this Promissory Note, the Borrower has entered into a $100,000,000 senior first lien secured revolving credit facility with Independent Bank (the “Independent Bank Facility”).  The payment of this Promissory Note is subordinated to the payment of the Independent Bank Facility pursuant to the terms of the Subordination Agreement dated the date hereof between Borrower, Lender and Independent Bank (the “Subordination Agreement”).

1.           Rate of Interest.  The outstanding principal balance of this Promissory Note shall bear interest at a rate of twelve percent (12%) per annum (the “Interest Rate”).   Interest on the principal amount hereof and all other Obligations shall be computed on the basis of a 360-day year and shall be charged for the actual number of days elapsed during any month or other accrual period.

2.           Date and Time of Payment.   Commencing on April 1, 2013 and on the first day of each month thereafter through and until the Maturity Date (as defined below), Borrower shall pay to Lender consecutive monthly installments of interest only in an amount equal to the Monthly Payment Amount.  The “Monthly Payment Amount” shall equal interest only on the outstanding principal balance, calculated at an annual interest rate equal to the Interest Rate or the Default Rate, as applicable.  The first Monthly Payment Amount shall include “stub” interest for the period commencing on the date hereof through and including February 28, 2013.

All accrued and unpaid interest and the unpaid principal balance hereof are due and payable on the earlier to occur of (a) the Maturity Date or (b) the date of termination of this Promissory Note, whether by its terms, by prepayment, or by acceleration.  If any payment of principal or interest on this Promissory Note shall become due and payable on a day other than a business day, such payment shall be made on the next succeeding business day.  All amounts outstanding under this Promissory Note shall constitute Borrower’s obligations and shall include, without limitation, all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy whether or not allowed in such case or proceeding), expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower hereunder and owing to Lender under this Promissory Note (all such obligations and all other obligations of Borrower under this Promissory Note being hereinafter referred to as the “Obligations”).

3.           Use of Proceeds.  On February 6, 2013, the Lender shall advance the sum of U.S. $500,000 to the Borrower by wire transfer(s) of immediately available funds to an account designated by the Borrower.  Borrower represents and warrants that the loan evidenced by this Promissory Note is for commercial purposes, and not for personal, household or consumer purposes.

4.           Default Rate.  Notwithstanding Section 1, after the occurrence of any Event of Default and for so long as such Event of Default continues, and in any event from and after the Maturity Date, all outstanding principal under this Promissory Note shall bear interest until paid in full at a rate of interest equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by applicable law (the “Default Rate”).

5.           Maturity.  To the extent not sooner due and payable in accordance with this Promissory Note, the Obligations shall be due and payable on July 31, 2013 (the “Maturity Date”).  Upon payment of the Obligations hereunder in full by or on behalf of Borrower, this Promissory Note shall be deemed paid in full.

6.           Prepayment. This Promissory Note may be prepaid, in whole or in part at any time, without the payment of a premium, provided that (i) Borrower gives the holder of this Promissory Note written notice of Borrower’s intention to prepay this Promissory Note or a portion thereof and (ii) such prepayment is accompanied by payment of all interest accrued hereunder and unpaid through the date of prepayment.

7.           Application of Payments.  All payments shall be made by Borrower in lawful money of the United States without setoff, counterclaim or any other deduction whatsoever and shall be applied to amounts then due and payable in the following order:  (a) to Lender’s costs and expenses reimbursable in connection herewith; (b) to interest accrued on the outstanding principal balance of this Promissory Note; (c) to the principal amount hereof; and (d) to all other Obligations, or in such other manner as Lender shall determine in its sole and exclusive discretion.

8.           Intentionally Deleted.

9.           Representations and Warranties.  Borrower makes the following representations and warranties to Lender, which representations and warranties are true, correct, and complete as of the date hereof.

(a)         Due Organization and Qualification.  Borrower is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any jurisdiction where it is required to be so qualified, and has all requisite power and authority to (i) own its assets and carry on its business, and (ii) execute, deliver and perform the Obligations.

(b)         Due Authorization; No Conflict.  The execution, delivery, and performance by Borrower of this Promissory Note have been duly authorized by all necessary action on the part of Borrower.  This Promissory Note has been duly executed and delivered by Borrower.  The execution, delivery, and performance by Borrower of this Promissory Note and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to Borrower, its organizational documents, or any order, judgment, or decree of any court or other governmental authority, (ii) conflict with, result in a breach or termination of, or constitute (with any required due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of Borrower or (iv) require any approval of any of Borrower’s stockholders or any approval or consent of any other person or entity, other than consents or approvals that have been obtained and that are still in force and effect.  The execution, delivery, and performance by Borrower of this Promissory Note do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than consents or approvals that have been obtained and that are still in force and effect.  This Promissory Note when executed and delivered by Borrower will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its term, except as enforcement may be limited by (A) the Subordination Agreement, (B) equitable principles or (C) bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, but (subject to the limitations set forth in the immediately preceding clauses (A) and (B)) such unenforceability will not render this Promissory Note invalid as a whole or substantially interfere with realization of the principal benefits provided thereby.

(c)         No Litigation.  No litigation, investigation or proceeding of or before any arbitrator or government authority is (i) pending or, to the knowledge of Borrower (after due and diligent inquiry), threatened with respect to this Promissory Note or any of the transactions contemplated hereby or (ii) pending or, to the knowledge of Borrower (after due and diligent inquiry), threatened by or against Borrower, its properties or revenues which, if adversely determined, would have a material adverse effect on its business, operations, property or financial condition, when taken as a whole.

(d)         No Default.  Borrower is not in default under or with respect to any contractual obligation and no event of default has occurred or is continuing with respect to Borrower.

(e)         Taxes.  Borrower has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns or on any assessments made against Borrower or any of its property.   All other taxes, fees or other charges on Borrower or any of its property by any governmental authority have been paid and no tax liens have been filed.

10.         Covenants of Borrower.  As of the date hereof and so long as the Obligations hereunder, or any portion thereof, shall be outstanding:

(a)         Borrower will preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business;

(b)         Borrower will promptly pay and discharge, all taxes, assessments, charges or levies imposed upon Borrower, or upon or in respect of all or any part of the property or business of Borrower, all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of Borrower; provided, Borrower shall not be required to pay such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate action or proceeding which will prevent the forfeiture or sale of any property of Borrower, and (ii) Borrower shall set aside on its books, adequate reserves with respect thereto; and

(c)         Borrower will promptly comply with all laws, ordinances or governmental rules and regulation to which it is subject, the violations of which would materially or adversely affect its properties, business, prospects, profits or condition or would result in any material lien or charge upon any property of Borrower.

11.        Events of Default; Remedies; Acceleration.

(a)         The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

         Borrower fails to make any payment of the outstanding principal balance of this Promissory Note, any payment of interest due hereunder, or any payment of any of the other Obligations as and when due and payable, and such failure continues for a period of 5 days after written notice thereof from Lender;

(ii)         Any representation or warranty of Borrower made in this Promissory Note or in the Subordination Agreement proves to have been false or incorrect in any material respect;

(iii)        Borrower shall violate any material provision of this Promissory Note or the Subordination Agreement which violation continues for a period of 30 days after written notice thereof from Lender;

(iv)        A case or proceeding is commenced against Borrower seeking a decree or order (A) under Title 11 of the United States Bankruptcy Code (11 U.S.C. §§101 et seq., as amended, and any successor statute, the “Bankruptcy Code”), or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any material part of Borrower’s assets (or for any subsidiary or any material part of a subsidiary’s assets), or (C) ordering the winding-up or liquidation of the affairs of Borrower or any subsidiary, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction; or

(v)         Borrower, without the prior written consent of Lender (A) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (B) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any material part of Borrower’s assets, (C) makes an assignment for the benefit of creditors, (D) takes any action in furtherance of the foregoing or (E) admits in writing its inability to pay its debts as such debts become due.

(vi)         If either of the following conditions occur, as determined by the Lender in the exercise of its reasonable discretion:  (A) Borrower is unable in the ordinary course of business to pay its debts as they are due; or (B) the sum of Borrower's debts exceeds the fair market value of all of Borrower's assets and property.  Prior to a default being declared under this sub-paragraph, Lender shall provide Borrower written notice of Lender’s determination.  Borrower shall, thereafter, have thirty (30) days to provide evidence of its ability to pay its debts satisfactory to Lender.  A default under this sub-paragraph shall only then occur if, subsequent to the conclusion of such 30-day period and after consideration of any evidence provided by Borrower, Lender continues to believe, in the exercise of its reasonable discretion, that Borrower is in imminent danger of being unable to timely pay any amounts due to Lender under this Promissory Note as such amounts become due; or

        If Borrower shall default on any material obligations of Borrower or an event of default shall occur with respect to any material agreement of Borrower, whether such agreement shall be in effect or effective subsequent to this Promissory Note.

(b)         Subject to the terms of the Subordination Agreement, immediately upon the occurrence of any Event of Default, Lender may (i) in its sole and absolute discretion elect to accelerate and declare as immediately due any and all Obligations owed hereunder; (ii) proceed to protect and enforce Lender’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Promissory Note or in any instrument or document delivered to Lender pursuant to this Promissory Note, or in aid of the exercise of any power granted in this Promissory Note or any such instrument or document, and (iii) proceed to enforce payment of the Obligations in such manner as Lender may elect and to realize upon any and all rights of Lender hereunder.  All of Lender’s rights hereunder shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under applicable law or in equity, and no exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election or acquiescence by it and no waiver in one circumstance shall be deemed to be a waiver in any other.

(c)         In the event that the Obligations hereunder shall be paid in full by or on behalf of Borrower, after the acceleration of this Promissory Note but prior to the Maturity Date, then this Promissory Note shall be deemed paid in full.

12.         Certain Rights and Waivers.  To the maximum extent permitted by applicable law, Borrower hereby expressly waives: (a) all presentments, demands for performance, notices of nonperformance (except to the extent expressly required by this Promissory Note), protests, notices of protest and notices of dishonor; (b) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Promissory Note; and (c) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Note.  No release of any person liable for payment of the Obligations, no extension of time for payment of this Promissory Note or any installment hereof, and no alteration, amendment or waiver of any provision of the other documents executed in connection herewith made by agreement between Lender and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or party who may become liable under the documents executed in connection herewith, for the payment of all or any part of the Obligations.

13.         Assignments.  Borrower may not assign or transfer any of its rights or obligations hereunder without the express, written consent of Lender first had and obtained, which consent may be granted or withheld in Lender’s reasonable discretion.  Any such purported assignment or transfer by Borrower without the express, written consent of Lender shall be null and void ab initio.

14.         Costs and Expenses.  Borrower agrees to pay all reasonable costs and expenses of Lender, including without limitation all reasonable fees and disbursements of counsel, advisors, consultants, examiners and appraisers for Lender, in connection with (a) the issuance of this Promissory Note and advancement of the principal amount hereunder (which fees and disbursements associated with the origination of this Promissory Note shall not exceed $5,000), (b) any enforcement (whether through negotiations, legal process or otherwise) of this Promissory Note, (c) any workout or restructuring of this Promissory Note during the pendency of one or more Events of Default, and (d) any bankruptcy case or proceeding of Borrower or any appeal thereof.

15.         Excess Interest.  It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Promissory Note and the “Related Indebtedness” (as defined below) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law).  If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to this Promissory Note or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of this Promissory Note, (b) contracted for, charged, taken, reserved or received by reason of Lender's exercise of the option to accelerate the maturity of this Promissory Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any loan document other than the Promissory Note (such other indebtedness being referred to in this Section as the "Related Indebtedness"), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of this Promissory Note and/or the Related Indebtedness, then it is Borrower's and Lender's express intent that all amounts charged in excess of the maximum lawful rate shall be automatically canceled, ab initio, and all amounts in excess of the maximum lawful rate theretofore collected by Lender shall be credited on the principal balance of this Promissory Note and/or the Related Indebtedness (or, if this Promissory Note and the Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Promissory Note and any other documents ancillary to the loan evidenced by this Promissory Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Promissory Note has been paid in full before the end of the stated term of this Promissory Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the maximum lawful rate, either refund such excess interest to Borrower and/or credit such excess interest against the principal amount of this Promissory Note then owing by Borrower to Lender.  Borrower hereby agrees that as a condition precedent to any claim or counterclaim (in which event such proceeding shall be abated for such time period) seeking usury penalties against Lender,

Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Promissory Note then owing by Borrower to Lender.  All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by this Promissory Note and/or the other loan documents shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Promissory Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Promissory Note does not exceed the maximum lawful rate from time to time in effect and applicable to this Promissory Note for so long as the debt evidenced thereby is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code apply to this Promissory Note.  To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the maximum lawful rate payable on the Promissory Note, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended.  To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the maximum lawful rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the maximum lawful rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

16.         CHOICE OF LAW.  THE VALIDITY OF THIS PROMISSORY NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE BORROWER AND LENDER WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES EXCEPT TO THE EXTENT NECESSARY TO ENFORCE THIS CHOICE OF LAW PROVISION.

17.         Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received (a) upon delivery if delivered personally, (b) upon confirmed transmittal if by facsimile, (c) on the next business day if sent by nationally recognized overnight courier, or (d) four (4) business days after mailing if mailed by prepaid certified or registered mail, return receipt requested, in each case to the appropriate notice address or facsimile number.

18.         Independent Arm’s Length Transaction.  It is understood and agreed that this Promissory Note and the transactions contemplated hereby and thereby were negotiated in an arms-length transaction separate and distinct from any other transaction or contractual obligations and are independent of any transaction or transactions between Borrower, on the one hand, and Lender and any of its affiliates or related entitles on the other hand.   Borrower further agrees that the contractual obligations of Borrower hereunder are in no way dependent or conditioned upon any other agreements, contracts or transactions whatsoever unless expressly stated herein.

19.         Parties.  Nothing herein is intended to create or stipulate any benefit for any third party.

20.         Further Assurances.  Upon request of Lender, Borrower will promptly correct any defects, errors, or omissions in the execution or acknowledgment of this Promissory Note, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of Lender, be necessary to fulfill the terms of this Promissory Note.

21.         Severability.  In the event that any one or more of the provisions contained in this Promissory Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Promissory Note.

22.         No Waiver by Lender.  No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights or remedies hereunder, nor any extension of time to Borrower to cure any Event of Default hereunder, shall operate as a waiver thereof, nor shall the exercise or partial exercise of any such right or remedy preclude the exercise of any other right or remedy.

23.         Time of the Essence.  Time shall be of the essence with respect to all provisions of this Promissory Note.

24.         Amendment.  This Promissory Note cannot be changed, modified, amended, waived, extended, discharged or terminated orally or by estoppel or waiver, regardless of any claimed partial performance referable thereto, or by any alleged oral modification or by any act or failure to act on the part of Borrower or Lender.

25.         Construction.  If any paragraph, clause or provision of this Promissory Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such voidness, invalidity or unenforceability will not affect the remaining paragraphs, clauses and provisions of this Promissory Note, which shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

26.         JURY WAIVER.  THE BORROWER HEREBY WAIVES THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY LENDER OR BORROWER AGAINST THE OTHER.

27.         JURISDICTION.  BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF TEXAS, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS PROMISSORY NOTE IN ACCORDANCE WITH THE LAWS OF SUCH JURISDICTION.

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IN WITNESS WHEREOF, the undersigned has executed this Unsecured Subordinated Promissory Note as of the date first written above.

RED MOUNTAIN RESOURCES, INC., A FLORIDA CORPORATION

By:	/s/Alan W. Barksdale
Name: Alan W. Barksdale Title: Chief Executive Officer

[Signature Page to Unsecured Subordinated Promissory Note]